EXHIBIT B-7

                          WASHINGTON GAS LIGHT COMPANY
                          ----------------------------

                         DESCRIPTION OF ALLOCATION BASES
                      APPLICABLE TO AFFILIATE TRANSACTIONS


DIRECT LABOR:
------------
Costs are charged directly at source and are based on the time dedicated to the specific, identifiable services benefiting the Affiliates.


INFORMATION SYSTEMS:
-------------------
Allocations for the use of Information Systems resources and services including mainframe computers and associated peripheral devices (e.g., central processor use, data storage and access, printing, and timesharing sessions), training, data entry, and program maintenance and enhancements are based on actual usage.


PAYROLL:
-------
Allocations are based on a ratio of labor dollars charged to each Affiliate to the total labor dollars processed by WGL during a preceding twelve-month period.


HUMAN RESOURCES:
---------------
Allocations are based on a ratio of WGL labor dollars charged to each Affiliate to the total WGL labor costs for a preceding twelve-month period.


OFFICERS:
--------
Allocations are based on a ratio of average net investment and payroll dollars applicable to each Affiliate during a twelve-month period. The allocation elements are assigned equal weightings.


ACCOUNTS PAYABLE AND CASH DISBURSEMENTS:
---------------------------------------
Allocations are based on a ratio of the number of records processed for each Affiliate to the total records processed by WGL during a preceding twelve-month period.


FRINGE BENEFITS APPLICABLE TO LABOR:
-----------------------------------
Allocations are based on the ratio of WGL labor costs charged to each Affiliate to the total WGL labor costs for the twelve-month period immediately preceding the current month.


PAYMENT OF INVOICES - GAS PURCHASED:
-----------------------------------
Charges are based on the gas volumes utilized by the benefiting Affiliates. Refunds from wholesale gas suppliers are assigned to the benefiting Affiliates based on actual volumes purchased.


PAYMENT OF INVOICES - INCOME TAXES:
----------------------------------
Consolidated federal income tax payments are allocated to the Affiliates based on their separate taxable income.


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                          WASHINGTON GAS LIGHT COMPANY
                          ----------------------------

                         DESCRIPTION OF ALLOCATION BASES
                      APPLICABLE TO AFFILIATE TRANSACTIONS


PAYMENT OF INVOICES - OTHER:
---------------------------
Invoice costs are either charged directly or allocated to the Affiliates depending upon the nature of the cost.


INTEREST:
--------
Interest costs are based on the consolidated cost of debt and preferred stock applied to the total capital of the benefiting Affiliates or against delinquent amounts due for services rendered.


MATERIALS AND SUPPLIES:
----------------------
Issues of materials and supplies are directly charged to the benefiting Affiliates.


TRANSPORTATION COSTS:
--------------------
Allocations are based on the vehicle time charged to the benefiting Affiliates multiplied by the average cost rate of the applicable vehicle. Average cost rates are determined for each unique class or type of equipment.


RENT:
----
Allocations are based on the ratio of square footage of utilized WGL general property that is dedicated to the operations of the Affiliates divided by total square footage of utilized WGL general property. The major components of the amount allocated as rent include return on investment, related income taxes, property taxes, insurance, maintenance of structures and improvements and cost of gas used by the Company.


BUILDING SERVICES:
-----------------
Allocations are based on the ratio of usable WGL floor space dedicated to the operation of the Affiliates to the total WGL usable floor space. Allocable costs include water, electricity, janitor supplies, cleaning, etc.


TELEPHONE:
---------
Telephone equipment costs are directly charged, along with the related usage and long distance calls.


SMALL TOOLS:
-----------
Allocations are based on the actual distribution of WGL field labor to the Affiliates on retirement, capital, and certain maintenance jobs.


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                          WASHINGTON GAS LIGHT COMPANY
                          ----------------------------

                         DESCRIPTION OF ALLOCATION BASES
                      APPLICABLE TO AFFILIATE TRANSACTIONS

POSTAGE:
-------
Postage costs are charged to the Affiliates based on actual mailings processed by WGL.


GAS STORAGE OPERATIONS:
----------------------
Represents amount charged from the Affiliate to WGL for gas storage service according to a FERC-approved tariff.


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